Eternal Energy Corp. Announces Restricted Stock Grant

Littleton, Colorado; October 15, 2009 – Eternal Energy Corp. (OTCBB:EERG; the “Company”) announced today that it has granted 6,500,000 restricted shares of its common stock in exchange for the return and relinquishment of outstanding options to purchase shares of its common stock currently held by its Directors and Officers.  The Company will recognize $117,000 of compensation expense during the fourth quarter of 2009 in connection with the transactions.

The terms of the Stock Exchange Agreements restrict the holders from selling, assigning or otherwise disposing of the stock for a period of two years.  In addition, the Stock Option Agreements contain certain provisions that would result in the forfeiture and return of the restricted stock to the Company should the Officers’ employment with the Company terminate within one year of the date on which the restricted stock was granted or should the Directors’ fail to complete one year of continued service from the date that the restricted stock was granted.

“The granting of the restricted stock has enabled us to incentivize our management to continue aggressively pursuing opportunities designed to increase stockholder value.” states Brad Colby, the Company’s President and CEO.  “In addition, the restriction and forfeiture clauses encourage our key executives to remain committed to the Company’s successful growth for the foreseeable future.”

Specific terms of the Stock Exchange Agreements can be found in the Company’s Form 8-K, filed on October 15, 2009, which can be viewed at the Company’s website (www.eternalenergy.com).

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor”' for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

CONTACT:	Kirk Stingley Chief Financial Officer Eternal Energy Corp. 303-798-5235